As filed with the Securities and Exchange Commission on June 20, 2016

Registration No.: 333-161514

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SPEED COMMERCE, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-17-4319
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1303 E. Arapaho Road, Suite 200	75081
Richardson, Texas	(Zip Code)
(Address of Principal Executive Offices)

Dalton Edgecomb

Interim Chief Executive Officer

Speed Commerce, Inc.

1303 E. Arapaho Road, Suite 200

Richardson, Texas 75081

(Name and address of agent for service)

(866) 377-3331

(Telephone number, including area code, of agent for service)

With copies to:

Ryan F. Urness, Esq. Speed Commerce, Inc. 1303 E. Arapaho Road, Suite 200 Richardson, Texas 75081 Telephone: (866) 377-3331 Facsimile: (763) 533-2156	Philip T. Colton, Esq. Evan C. Sheets, Esq. Winthrop & Weinstine, P.A. 225 South 6th Street, Suite 3500 Minneapolis, Minnesota 55402 Telephone: (612) 604-6400 Facsimile: (612) 604-6929

Approximate date of commencement of the proposed sale of securities to the public: Not applicable. Termination of registration statement and deregistration of related securities.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall be effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☑

DEREGISTRATION OF COMMON STOCK

This Post-Effective Amendment (the “Amendment”) relates to the “shelf” Registration Statement on Form S-3 (Registration No. 333-161514) (the “Registration Statement”), registering up to $20,000,000 of shares of the Company’s Common Stock and preferred stock, in the aggregate (collectively, the “Securities”).

The Company intends to suspend its reporting obligations under the Securities Exchange Act of 1934 (the “Exchange Act”) through the filing of a Form 15. Because the Company will no longer file reports pursuant to the Exchange Act after the Form 15 is filed, the Company is deregistering the remaining securities registered but unsold under the Registration Statement, if any, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities that had been registered for issuance that remain unsold at the termination of the offering.

By filing this Post-Effective Amendment to the Registration Statement, we hereby remove from registration all of the Securities that remain unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the removal from registration of such Securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on the 20th day of June 2016.

SPEED COMMERCE, INC.

By:	/s/ Dalton Edgecomb
Dalton Edgecomb
Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Dalton Edgecomb	Interim Chief Executive Officer and Director	June 20, 2016
Dalton Edgecomb	(principal executive officer)

/s/ Bruce Meier	Interim Chief Financial Officer	June 20, 2016
Bruce Meier	(principal financial and accounting officer)

/s/ Timothy R. Gentz	Chairman of the Board	June 20, 2016
Timothy R. Gentz

/s/ Rebecca Lynn Atchison	Director	June 20, 2016
Rebecca Lynn Atchison

/s/ Stephen F. Duchelle	Director	June 20, 2016
Stephen F. Duchelle

/s/ Frederick C. Green IV	Director	June 20, 2016
Frederick C. Green IV

/s/ Scott A. Guilfoyle	Director	June 20, 2016
Scott A. Guilfoyle

/s/ Bradley J. Shisler	Director	June 20, 2016
Bradley J. Shisler